Mailstop 3233
                                                             September 6, 2018


   Via E-mail
   Mr. Mark T. Lammas
   Chief Financial Officer
   Hudson Pacific Properties, Inc.
   Hudson Pacific Properties, L.P.
   11601 Wilshire Blvd., Ninth Floor
   Los Angeles, CA 90025


          Re:    Hudson Pacific Properties, Inc.
                 Hudson Pacific Properties, L.P.
                 Form 10-K for the fiscal year ended December 31, 2017 Filed February 16, 2018


   Dear Mr. Lammas:

          We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                             Sincerely,

                                                             /s/ Robert F.
Telewicz, Jr.

                                                             Robert F.
Telewicz, Jr.
                                                             Accounting Branch
Chief
                                                             Office of Real
Estate and
                                                             Commodities